Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) executed this 17th day of October, 2005, between CAM Holdings LLC (“Employer”) and Nicholas R. Glancy (“Employee”).

WITNESSETH:

WHEREAS Employer desires to employ Employee on the terms hereof, and Employee desires to accept employment on such terms; and

WHEREAS the parties hereto acknowledge that this Agreement is to be effective October 24, 2005 (the “Effective Date”)

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Term and Duties.

Commencing as of the Effective Date and continuing until October 24, 2008, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), the Employer hereby employs the Employee as its Senior Vice President and General Counsel and Employee accepts such employment. Employee will also be an officer of Employer’s various subsidiaries as determined by Employer’s Manager (Wexford Capital LLC). Employee’s responsibilities shall include coordination of Employer’s and Employer’s subsidiaries’ legal activities, risk management and project development, as well as other duties all as defined from time to time by Employer. Employee shall report directly to the Chairman. The Employee agrees to devote all of his business time and his best efforts to the business of Employer as may be necessary to perform his duties in accordance with the policies and directives established from time to time by Employer and its Manager (Wexford Capital LLC). During the Employment Term, the Employee will not have any other employment; provided, however, (a) Employee may devote up to the equivalent of one day per week to perform ongoing duties as President of Superior Coatings LLC and (b) may remain “of counsel” with Sawyer & Glancy, PLLC through December 31, 2005 (or such later date approved by the Chairman) to complete transition from private practice provided that any time devoted to Sawyer & Glancy, PLLC shall not interfere with the performance of Employee’s duties to Employer.

2.                                      Compensation.

For Employee’s services hereunder during the Employment Term, Employee shall pay to Employee a salary at the rate of Two-Hundred-Fifty Thousand Dollars ($250,000.00) per year (subject to annual increase at the discretion of Employer), payable periodically in accordance with Employer’s usual executive payroll payment procedures; plus Employee shall participate (“Annual Bonus”) in the Central Appalachia Mining/CAM-KY Performance Bonus Plan (“Bonus Plan”) with a maximum bonus of 40% of Employee’s salary in each year covered by the Bonus Plan. The Annual Bonus payment will be paid to Employee upon receipt of the audited results for the fiscal year ending March 31sl of each year. In no event shall the payment of the Bonus payment be delayed beyond 90 days past the applicable period for which the Bonus

Payment is calculated. On October 24, 2008 Employer shall pay Employee a bonus (“Term Bonus”) of Two-Million Dollars ($2,000,000.00) unless Employee shall previously have (a) voluntarily resigned from Employer or been terminated as an employee of Employer “for Cause” as defined in paragraph 9 hereof; provided, further that the Chairman shall be responsible for evaluating the performance of Employee under this agreement and if the Chairman determines in good faith that Employee’s performance is not satisfactory and the Employer terminates Employee’s employment other than for cause, Employer will promptly after termination pay Employee in lieu of the Term Bonus a pro rata portion of the Term Bonus which will be the full amount of the Term Bonus divided by 36 and multiplied by the number of months of employment to the date of such termination.

3.                                      Indemnification, Continuing Legal Election.

Employee shall be afforded indemnification by Employer on the terms and conditions provided to Employer’s other officers. Employer shall approve reasonable requests for continuing legal education necessary to maintain Employee’s compliance with Kentucky Supreme Court rules and to address legal needs of Employer.

4.                                      Place of Employment.

The Employee’s regular place of employment during the Employment Term shall be in Lexington, Kentucky at a specific location approved by the Chairman. Agreed expenses of this office shall be paid or reimbursed by Employer, including the cost of cell phone and internet communications.

5.                                      Travel; Expenses.

The Employee shall make himself available to Employer’s office in Pikeville, Kentucky on 3 or 4 separate occasions per month. In addition, Employee shall engage in such other travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time)  in carrying out his duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of executive expenses.

6.                                      Confidentiality; Competition.

(a)                                 The Employer possesses and will continue to possess confidential information that Employee may gain access to. For the purposes hereof, all confidential information about the business and affairs of the Employer (including, without limitation, business plans, real and personal property leases, financial, engineering and marketing information and information about costs, mining and processing methods, suppliers and customers, including such information created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements)  constitute “Employer Confidential Information.”  Employee acknowledges that he will have access to and knowledge of Employer Confidential Information, and that improper use or revelation of same by the Employee during or after the termination of his employment by the Employer could cause serious injury to the business of the Employer. Accordingly, the Employee agrees that he will forever keep secret and inviolate all Employer Confidential Information which comes into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Employer Confidential Information to any other person except as necessary in pursuance of his duties.

(b)                                 The Employee agrees that during the Employment Term (or the period of one year after Employee’s termination as a result of Employee’s voluntary resignation or three (3) months after Employee’s termination for cause) the Employee will not (whether as an officer, director, partner, proprietor, investor, associate, employee, consultant, adviser, public relations or advertising representative or otherwise), directly or indirectly, be engaged in the business of coal mining or coal marketing in the Central Appalachian Region or the Northern Appalachian Region or the Illinois Basin or in Western Colorado (which the parties acknowledge is the Employer’s trading area). For purposes of the preceding sentence, the Employee shall be deemed to be engaged in any business with any person for whom he shall be an employee, officer, director, owner, employer, consultant, shareholder, or partner. Nothing herein contained shall be deemed to prohibit the Employee from (i) owning, as a passive investment, a security of any issuer up to five percent (5%) of the voting interest or up to five percent (5%) of the economic interest of an issuer, or (ii) undertaking the private practice of law (including the outside representation of coal companies), subject in all cases to the confidentiality obligations of this Agreement.

(c)                                  The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this paragraph 6 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(d)                                 The Employee acknowledges that any violation by him of the provisions of this paragraph 6 could cause serious and irreparable harm and damage to the Employer. He further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened reach of the provisions of Paragraph 5 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by him of the provisions of this paragraph 6, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order, Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

7.                                      Benefits.

The Employer agrees to provide to the Employee the benefits available to all salaried employees. Employee shall be entitled to three (3) weeks vacation each year during the Employment Term.

8.                                      Employee’s Representation Regarding Prior and Future Employment.

Employee hereby represents to the Employer that he has full lawful night and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound. Further, Employee hereby represents to the Employer that he is not listed in the Office of Surface Mining’s Applicant Violator System database.

Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

9.                                      Termination for Cause or Voluntary Resignation by Employee.

If Employee shall:

(i)                                     commit an act of dishonesty against the Employer or fraud upon the Employer; or

(ii)                                  materially breach his obligations under this Agreement and fail to cure such breach within five (5) days after written notice thereof; or

(iii)                               be convicted of a crime involving moral turpitude; or

(iv)                              grossly fail or neglect to diligently perform his duties hereunder and continue in his failure after written notice;

all such instances being deemed “for cause” under this Agreement;

then, and in any such case, the Employer may terminate the employment of the Employee “for cause” hereunder.

In the event of termination for cause or voluntary resignation by Employee, the Employee shall no longer have any right to any of the benefits (including future salary or bonus payments) which would otherwise have accrued after such termination.

10.                               Successors.

The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and his legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.

11.                               Notices.

Notices hereunder shall be in writing and shall be sent by certified or registered mail, telecopy, or recognized overnight delivery service (such as Federal Express) prepaid as follows:

To Employee:	To Employer:

Nicholas R. Clancy 3164 Blenheim Way Lexington, KY 40503	CAM Holdings LLC P. O. Box 1169 Pikeville, KY 41501 Attention: Chairman Fax:606-432-0031

and shall be deemed to have been given when telecopied to the addressee or three days after placed in the mail or the second business day following delivery to a recognized overnight delivery service (such as Federal Express), prepaid and properly addressed. Notices to the Employee may also be delivered to him personally. Notices of change of address shall be given as provided above, but shall be effective only when actually received.

12.                               Waiver of Breach.

The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing by Employer’s Chairman.

13.                               Amendments.

No amendment or variations of the terms and conditions of this Agreement shall be made unless the terms of such amendment are in writing and duly executed by Employee and Employer’s Chairman.

14.                               Entire Agreement.

This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement.

15.                               Governing Law.

This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law.

16.                               Counterparts

This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER: CAM Holdings LLC

By:	/s/ Terry N. Coleman
Terry N. Coleman
Chairman and CEO

EMPLOYEE:

/s/ Nicholas R. Glancy
Nicholas R. Glancy